Exhibit 99.2
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OCWEN

[LOGO OMITTED]                                    Ocwen Financial Corporation(R)
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FOR IMMEDIATE RELEASE             FOR FURTHER INFORMATION CONTACT:
                                       Robert J. Leist, Jr.
                                       Vice President & Chief Accounting Officer
                                       T: (561) 682-7958
                                       E: rleist@ocwen.com


                    COURT THROWS OUT DAMAGES VERDICT AGAINST
                 OCWEN FEDERAL BANK AND OCWEN TECHNOLOGY XCHANGE


West Palm Beach, FL (July 20, 2004) - Ocwen Federal Bank FSB and Ocwen Technology Xchange, Inc., both wholly-owned subsidiaries of Ocwen Financial Corporation (NYSE:OCN), learned yesterday that a federal judge in Denver, Colorado threw out a $9.3 million jury verdict in a trade secrets case brought by a former real estate valuation vendor, Cartel Asset Management, Inc. ("Cartel"). The lawsuit does not involve challenges to Ocwen Federal Bank's core Residential Loan Servicing practices.

In vacating the jury's July 9, 2004 verdict and ordering a new trial on damages, U.S. District Judge Phillip S. Figa held that "assumptions in Cartel's damages testimony and in the evidence generally render its damages case of `junk' quality." The Court described Cartel's damages allegation variously as "untenable as a matter of law," "highly questionable and speculative. Indeed, it is flat-out wrong."

The Court's order also vacated the punitive damage component of the jury's verdict. "Because punitive damages require a correlation with the magnitude of the injury and the actual damages," wrote Judge Figa, "they too were improperly awarded as a matter of law."

The parties were ordered to appear for a scheduling conference with the Court on September 10, 2004.

Ocwen Financial Corporation is a diversified financial services holding company with headquarters in West Palm Beach, Florida and operations in India, Japan and Taiwan. Ocwen Financial Corporation is engaged in a variety of businesses related to residential and commercial mortgage servicing, real estate asset management, asset recovery, global outsourcing and the marketing and sales of technology solutions to third parties. Ocwen Financial Corporation is a global leader in customer service excellence as a result of our company-wide commitment to quality, integrity and accountability. Additional information about Ocwen Financial Corporation is available at www.ocwen.com.

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